COUNTRYWIDE
                                                     -----------
                                                     HOME LOANS

                                                  400 Countrywide Way
February 29, 2008                           Simi Valley, California 93065-6298



Citigroup Mortgage Loan Trust, Inc.
Attn: John Hannon
388 Greenwich Street, 14th Floor
New York, NY 10013


                         Officer's Certificate

I, Joseph Candelario, hereby certify that I am an officer of Countrywide GP, Inc., general partner of Countrywide Home Loans Servicing LP (the "servicer"). I further certify, with respect to the applicable servicing agreement relating to the securitization transactions(s) set forth on Exhibit A attached hereto (the "Servicing Agreement") that:

     (a) A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Servicing Agreement has been made under my supervision: and

     (b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligation under the Servicing Agreement in all material respects throughout such year.





/s/ Joseph Candelario               February 29, 2008
------------------------            ------------------
Joseph Candelario
First Vice President
Compliance Officer
Loan Administration






Exhibit A - Securitized Transaction(s)
Citigroup Mortgage Loan Trust, Inc. - 388 Greenwich Street, 14th Floor


CMLTI 2007-10
CMLTI 2007-6
CMLTI 2007-AHL2
CMLTI 2007-AHL3
CMLTI 2007-AMC1
CMLTI 2007-AMC2
CMLTI 2007-AR1
CMLTI 2007-AR4
CMLTI 2007-AR7
CMLTI 2007-AR8